Exhibit 2.1
                         ARTICLES OF INCORPORATION
                                    OF
                        EPIC RESEARCH COMPANY, INC.


THE UNDERSIGNED, ACTING AS INCORPORATOR(S) OF A CORPORATION UNDER THE NEW HAMPSHIRE BUSINESS CORPORATION ACT, ADOPT(S) THE FOLLOWING ARTICLES OF INCORPORATION FOR SUCH CORPORATION:

      FIRST:    The name of the corporation is EPIC RESEARCH COMPANY, INC.

      SECOND:   The Corporation shall have authority to issue ten  million
(10,000,000) shares of no par value common stock.

      The Board of Directors shall have the right to determine any further preferences, limitations and the relative rights of any class of shares before the issuance of any shares of that class, or any series within a class before the issuance of any shares of that series.

      THIRD: The address of the initial registered office of the corporation is 900 Elm Street, P.O. Box 326, Manchester, New Hampshire 03105-0326, and the name of its initial registered agent at such address is Richard A. Samuels, Esquire.

     FOURTH:   The name and address of each incorporator is:

              Name                           Address

          Alan R. Gutzmer          900  Elm  Street, P.O.  Box 326
                                   Manchester, NH 03105-0326

      FIFTH:   The capital stock will be sold or offered  for  sale within the meaning of New Hampshire RSA Chapter 421-B.

      SIXTH:          To the fullest extent now or hereafter permitted  by
law, no director or officer of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for any action or failure to take action as a director or officer. No amendment or repeal of this article shall have any effect on any right or protection of any director or officer for or with respect to acts or omissions occurring prior to such amendment or repeal.

      SEVENTH: The name and address of the individual who is to serve as initial director is:

               Name                     Address

          N. Edward Berg           70 Horizon Drive
                                   Bedford, NH 03110

      EIGHTH: To the fullest extent now or hereafter permitted by law, any action that may be taken at a shareholders' meeting may be taken without a meeting without prior notice and without a vote if the action is taken in the form of one or more written consents by all of the number of shareholders having not less than the minimum number of votes that would be necessary to take the action at a meeting at which all shares entitled to vote on the action were present and voted.


                                       /s/ Alan R. Gutzmer
                                   Alan R. Gutzmer, Incorporator

Dated: June 10, 2003